Exhibit 99.1

February 28, 2013	PRESS RELEASE

BankGuam Holding Company

Declares 1st Quarter Dividends

BankGuam Holding Company (OTCBB:BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.125 per share at the Board’s regular meeting held on Monday, February 25, 2013. The dividend will be paid on March 29, 2013 to shareholders of record on March 15, 2013.

“The continuing strength and solid performance of Bank of Guam® has allowed us to pay dividends to our shareholders as we have since 1976,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273